Exhibit 99.1

Investor Relations:

Raul Jacob +(602) 264-1375

southerncopper@southernperu.com.pe www.southerncoppercorp.com

February 11, 2019

Southern Copper Corporation (NYSE and BVL: SCCO)

•            2018 net sales were $7,096.7 million, the highest in our history and 6.6% higher than 2017, principally due to higher prices of copper (+4.6% COMEX), molybdenum (+45.9%) and zinc (+1.5%). While copper sales volume remained level, by-product sales volumes increased for silver (+15.3%) and molybdenum (+3.3%).

•            2018 Net income was $1,543.0 million, 111.8% higher than 2017 net income. The $814.5 million improvement in 2018 resulted mainly from higher sales and lower taxes as the 2017 financial results included a $785.9 million adjustment for the U.S. income tax reform.

•            2018 Adjusted EBITDA was $3,556.0 million, 8.0% higher than in 2017. The adjusted EBITDA margin in 2018 was 50.1% compared with 49.5% in 2017.

•             2018 Copper production increased 0.8% compared with 2017 production as a result of higher production at the Peruvian mines of Toquepala (+15.0%) and Cuajone (+1.6%), partially offset by a decrease at the Mexican mines. Copper production in 4Q18 increased 4.0% to 234,991 tons compared with 4Q17 principally due to higher production at the Toquepala mine (+20.8%), as a result of additional copper production of 8,630 tons from the new concentrator.

•             By-product production: Molybdenum production increased by 3.1% to 21,985 tons in 2018 from 21,328 tons in 2017, principally due to higher production at the Buenavista mine (+42.0%), partially offset by lower production at the Peruvian operations. Mined silver production increased by 8.7% in 2018 compared with 2017 mainly due to higher production at the Toquepala mine (+19.8%) and at our IMMSA mines (+18.7%). Mined zinc production increased 3.1% in 2018, compared with 2017 production due to higher production at our IMMSA mines. In addition, the production of all our main by-products in 4Q18 increased compared with 4Q17 (zinc, +26.8%; silver, +13.9% and molybdenum, +7.5%).

•             Operating cash cost per pound of copper net of by-product revenues was $0.87 in 2018, compared to $0.92 in 2017.

•             Cash flow from operating activities in 2018 was $2,235.1 million, a 13.1% increase when compared to $1,976.6 million in 2017. This improvement results from the strong cash generation from operations due to higher sales volume and metal prices.

•             Capital investments in 2018 were $1,121.4 million compared with $1,023.5 million in 2017. Capital investments in 2018 include $334.3 million for the Toquepala expansion.

FOURTH QUARTER AND YEAR 2018 RESULTS	SOUTHERN COPPER

•             Dividends: On January 24, 2019, the Board of Directors authorized a dividend of $0.40 per share to be paid on February 26, 2019, to shareholders of record at the close of business on February 12, 2019.

In addition, as part of the settlement of claims brought on behalf of the Company and its shareholders against Grupo Mexico, AMC and certain current and former directors (together with Grupo Mexico and AMC, the “Defendants”) a dividend of $0.44428 per share will be paid on February 21, 2019 to shareholders of record at the close of business on February 11, 2019, other than the Defendants. The settlement dividend, totaling $36.5 million, plus its legal fees of $ 13.5 million, have been funded by Grupo Mexico and AMC.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress said: “During the 4Q18 we completed the construction of the Toquepala concentrator expansion which at the end of 2018 was producing at about 60% of capacity. We expect to reach full capacity by the beginning of the 2Q19. During this year, we will see the full benefit of our Toquepala expansion and cost reduction programs in our financial results. During 2018, we obtained a cash cost reduction from $0.92 to $0.87 per pound, a 5.3% decrease, despite an increase of 16.5% in fuel cost and other materials. Considering last year´s average prices for our main products, for 2019 we expect our cash cost to average $0.80 per copper pound, an additional reduction of 8.0%, reinforcing Southern Copper’s leadership as a low-cost producer.

Southern Copper has the largest copper reserves in the industry and operates high quality world-class assets in investment grade countries such as Mexico and Peru. We are currently developing the next phase of a growth program aiming to reach a milestone copper production capacity of 1.5 million tons by 2025.”

Key Financial Data

	Fourth Quarter					Twelve Months
			Variance					Variance
	2018	2017	$		%	2018	2017	$		%
Sales	$1,694.6	$1,864.3	$(169.7)		(9.1)%	$7,096.7	$6,654.5	$442.2		6.6%
Cost of sales	856.8	822.6	34.2		4.2%	3,409.0	3,252.8	156.2		4.8%
Operating income	623.5	830.0	(206.5)		(24.9)%	2,881.2	2,618.9	262.3		10.0%
Net income	$293.2	$(287.5)	$580.7		(202.0)%	$1,543.0	$728.5	$814.5		111.8%
Net income margin	17.3%	(15.4)%	32.7	pp	(212.3)%	21.7%	10.9%	10.8	pp	99.1%
Adjusted EBITDA	793.1	999.7	(206.6)		(20.7)%	3,556.0	3,292.4	263.6		8.0%
Adjusted EBITDA margin	46.8%	53.6%	(6.8	)pp	(12.7)%	50.1%	49.5%	0.8	pp	1.2%
Income (loss) per share	$0.38	$(0.37)	$0.75		(202.7)%	$2.00	$0.94	$1.06		112.8%
Capital investments	289.5	313.0	(23.5)		(7.5)%	1,121.4	1,023.5	97.9		9.6%

Note: Amounts in millions except per share amounts and %’s.

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook of copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our superior asset portfolio.

4Q18                                          www.southerncoppercorp.com

Peruvian Projects

Our portfolio of Board approved projects in Peru has a total capital budget of $2.9 billion of which $1.8 billion have already been invested. Considering the Michiquillay ($2.5 billion) and Los Chancas ($2.8 billion) projects, our total investment program in Peru increases to $8.2 billion.

Toquepala Expansion Project — Tacna: This $1.3 billion project includes a new-state-of-the-art concentrator that will increase Toquepala´s annual copper production to 258,000 tons in 2019, a 52% production increase for this operation when compared to 2018. Through December 31, 2018, we have invested $1,243.4 million in this expansion. The construction of the project was completed and it initiated production in the 4Q18.  Full production is expected to be reached by the 2Q19.

Tia Maria - Arequipa: We completed all engineering and environmental requirements, including responding to the recent 14 observations received from the Ministry of Energy and Mines in 4Q18. We expect to receive the construction license for this 120,000 ton annual SX-EW copper greenfield project with a total capital budget of $1,400 million in the first half of 2019.

In addition to our on-going social work with the communities of the Tambo valley, the Company is currently deploying its successful labor program “Forge Your Future” (Forjando Futuro) to train 700 people from the Islay Province in 2019. After training, the participants will be eligible to apply for one of the estimated 9,000 jobs (3,600 direct and 5,400 indirect) required during the Tia Maria construction phase. We believe that the initiation of construction activities for Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region.

When in operation, we expect that Tia Maria will produce 120,000 tons of copper, will generate a significant contribution through mining royalties and taxes from day one and will directly employ 600 workers and indirectly provide jobs to another 4,200.

Mexican Projects

Buenavista Zinc — Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. Currently, we have completed the basic engineering and are working on the purchasing process for the main project components. Water concessions have been requested. The project´s budget is $413 million, and we expect to initiate operations in 2021. When completed, this new zinc concentrator will double the Company’s zinc production capacity.

Pilares — Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. The ore will be transported from the pit to the primary crushers of the La Caridad copper concentrator through a new 25-meter wide off-road facility for mining trucks. Environmental permit studies were presented to the government´s environmental authorities and additional land is being acquired. This project will significantly improve the over-all mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect it to start producing in early 2020.

Conference Call

The Company’s fourth quarter and twelve months earnings conference call will be held on Tuesday, February 12, 2019, beginning at 10:00 AM — EST (10:00 AM Lima and 09:00 AM Mexico City time).

To participate:

Dial-in number:           877-455-8486 in the U.S.

629-228-0768 outside the U.S.

Raul Jacob, SCC Vice President of Finance, Treasurer and CFO

Conference ID:            5722029 and “Southern Copper Corporation Fourth Quarter 2019 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2018	3.16	3.14	12.14	1.55	16.68	1,329.28
2Q 2018	3.12	3.09	11.55	1.41	16.50	1,306.44
3Q 2018	2.77	2.73	11.74	1.15	14.92	1,212.75
4Q 2018	2.80	2.74	11.99	1.19	14.51	1,228.09
Average 2018	2.96	2.93	11.86	1.33	15.65	1,269.14

1Q 2017	2.65	2.65	7.74	1.26	17.45	1,219.36
2Q 2017	2.57	2.58	8.00	1.18	17.19	1,256.96
3Q 2017	2.88	2.89	8.05	1.34	16.80	1,277.84
4Q 2017	3.09	3.10	8.72	1.47	16.66	1,274.35
Average 2017	2.80	2.80	8.13	1.31	17.03	1,257.13

Variance: 4Q18 vs. 3Q18	1.1%	0.4%	2.1%	3.5%	(2.7)%	1.3%
Variance: 4Q18 vs. 4Q17	(9.4)%	(11.6)%	37.5%	(19.0)%	(12.9)%	(3.6)%
Variance: 2018 vs. 2017	5.7%	4.6%	45.9%	1.5%	(8.1)%	1.0%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	%	2018	2017	%
Copper (tons)
Mined	234,991	226,027	4.0%	883,689	876,979	0.8%
3rd party concentrate	5,811	11,280	(48.5)%	36,206	36,087	0.3%
Total production	240,802	237,307	1.5%	919,895	913,066	0.7%
Smelted	159,052	161,117	(1.3)%	633,630	617,853	2.6%
Refined and Rod	207,219	205,317	0.9%	821,187	817,794	0.4%
Sales	227,112	222,416	2.1%	885,854	888,686	(0.3)%

Molybdenum (tons)
Mined	5,657	5,260	7.5%	21,985	21,328	3.1%
Sales	5,694	5,183	9.9%	22,055	21,358	3.3%

Zinc (tons)
Mined	17,590	13,876	26.8%	70,778	68,665	3.1%
Refined	28,434	30,289	(6.1)%	107,536	104,402	3.0%
Sales	27,312	33,050	(17.4)%	106,483	107,572	(1.0)%

Silver (000s ounces)
Mined	4,299	3,775	13.9%	17,308	15,926	8.7%
Refined	3,619	3,076	17.7%	13,583	13,688	(0.8)%
Sales	5,270	3,986	32.2%	19,440	16,859	15.3%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	VAR %	2018	2017	VAR %
	(in millions, except per share amount)
Net sales:	$1,694.6	$1,864.3	(9.1)%	$7,096.7	$6,654.5	6.6%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	856.8	822.6	4.2%	3,409.0	3,252.8	4.8%
Selling, general and administrative	25.9	24.5	5.7%	102.6	93.1	10.2%
Depreciation, amortization and depletion	179.1	177.3	1.0%	674.3	671.1	0.5%
Exploration	9.3	9.9	(6.1)%	29.6	28.8	2.8%
Environmental remediation	—	—	—	—	(10.2)	(100)%
Total operating costs and expenses	1,071.1	1,034.3	3.6%	4,215.5	4,035.6	4.5%

Operating income	623.5	830.0	(24.9)%	2,881.2	2,618.9	10.0%

Interest expense, net of capitalized interest	(70.0)	(70.6)	(0.8)%	(277.1)	(306.0)	(9.4)%
Other income (expense)	(17.7)	(17.2)	(2.9)%	(30.7)	(15.7)	95.5%
Interest income	6.2	1.5	313.3%	16.0	5.5	190.9%
Income before income tax	542.0	743.7	(27.1)%	2,589.4	2,302.7	12.5%
Income taxes	249.9	1,036.9	(75.9)%	1,053.5	1,593.4	(33.9)%
Net income before equity earnings of affiliate	292.1	(293.2)	(199.6)%	1,535.9	709.3	116.5%
Equity earnings of affiliate	2.4	7.0	(65.7)%	12.3	23.1	(46.8)%
Net Income	294.5	(286.2)	(202.9)%	1,548.2	732.4	111.4%

Less: Net income attributable to non-controlling interest	1.3	1.3	—	5.2	3.9	33.3%
Net Income attributable to SCC	$293.2	$(287.5)	(202.0)%	$1,543.0	$728.5	111.8%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.38	$(0.37)	(202.7)%	$2.00	$0.94	112.8%
Dividends paid	$0.40	$0.25	60.0%	$1.40	$0.59	137.3%

Weighted average shares outstanding (Basic and diluted)	773.0	773.0		773.0	773.0

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2018	2017
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$844.6	$1,004.8
Short-term investments	213.8	50.5
Accounts receivable	972.5	976.4
Inventories	1,032.7	1,041.9
Other current assets	117.2	96.5
Total current assets	3,180.8	3,170.1

Property, net	9,403.9	9,099.6
Leachable material, net	1,177.4	977.4
Intangible assets, net	147.7	152.5
Deferred income tax	400.9	164.9
Other assets	174.1	215.6
Total assets	$14,484.8	$13,780.1

LIABILITIES
Current liabilities:
Accounts payable	$673.4	$659.8
Income taxes	232.8	226.4
Accrued workers’ participation	206.7	176.9
Other accrued liabilities	103.4	105.2
Total current liabilities	1,216.3	1,168.3

Long-term debt	5,960.1	5,957.1
Deferred income taxes	223.1	38.5
Non-current taxes payable	207.1	207.1
Other liabilities	47.6	37.2
Asset retirement obligation	217.7	222.5
Total non-current liabilities	6,655.6	6,462.4

EQUITY
Stockholders’ equity:
Common stock	3,402.6	3,382.1
Treasury stock	(3,019.6)	(3,001.1)
Accumulated comprehensive income	6,184.5	5,726.7
Total stockholders’ equity	6,567.5	6,107.7
Non-controlling interest	45.4	41.7
Total equity	6,612.9	6,149.4

Total liabilities and equity	$14,484.8	$13,780.1

As of December 31, 2018 and December 31, 2017 there were 773.0 million shares outstanding, in both cases.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(in millions)
OPERATING ACTIVITIES
Net income	$294.5	$(286.2)	$1,548.2	$732.4
Depreciation, amortization and depletion	179.1	177.3	674.3	671.1
Deferred income tax	(32.7)	703.2	(50.4)	641.5
Change in operating assets and liabilities	(12.2)	134.4	22.6	(89.9)
Other, net	17.5	(32.2)	40.4	21.5
Net cash provided by operating activities	446.2	696.5	2,235.1	1,976.6

INVESTING ACTIVITIES
Capital investments	(289.5)	(313.0)	(1,121.4)	(1,023.5)
Sale (purchase) of short-term investment, net	22.7	(19.9)	(163.3)	1.0
Other, net	0.4	2.5	(11.5)	3.5
Net cash used in investing activities	(266.4)	(330.4)	(1,296.2)	(1,019.0)

FINANCING ACTIVITIES
Dividends paid	(309.2)	(193.3)	(1,082.3)	(456.1)
Other	(0.1)	(0.1)	(1.1)	—
Net cash used in financing activities	(309.3)	(193.4)	(1,083.4)	(456.1)

Effect of exchange rate changes on cash	6.8	33.6	(15.7)	(42.7)

(Decrease)/increase in cash and cash equivalents	$(122.7)	$206.3	$(160.2)	$458.8

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to	Fourth Quarter		Year to date
SCC to adjusted EBITDA	2018	2017	2018	2017

Net income attributable to SCC	$293.2	$(287.5)	$1,543.0	$728.5
Add:
Net income attributable to the non-controlling interest	1.3	1.3	5.2	3.9
Income taxes	249.9	1,036.9	1,053.5	1,593.4
Interest expense	70.0	70.6	277.1	306.0
Environmental remediation	—	—	—	(10.2)
Depreciation, amortization and depletion	179.1	177.3	674.3	671.1
Fuel tax refund	8.2	9.6	31.2	28.3
Less:
Equity earnings of affiliate	(2.4)	(7.0)	(12.3)	(23.1)
Interest income	(6.2)	(1.5)	(16.0)	(5.5)
Adjusted EBITDA	$793.1	$999.7	$3,556.0	$3,292.4

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-	4th quarter 2018		4th quarter 2017		Year 2018		Year 2017
product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) - GAAP	856.8	171.0	822.6	170.8	3,409.0	180.7	3,252.8	173.5
Add:
Selling, general and administrative expenses	25.9	5.2	24.5	5.1	102.6	5.4	93.1	5.0
Treatment and refining charges net of sales premiums	10.0	2.0	3.5	0.7	13.9	0.7	22.4	1.2
Less:
Workers participation	(63.7)	(12.7)	(67.3)	(14.0)	(226.1)	(12.0)	(196.2)	(10.5)
Purchased concentrates from third parties	(71.7)	(14.3)	(124.4)	(25.8)	(384.5)	(20.4)	(363.2)	(19.4)
Other charges	(15.5)	(3.2)	(7.3)	(1.5)	(125.0)	(6.6)	(150.5)	(8.0)
Inventory change	44.9	9.0	68.7	14.3	114.5	6.1	139.1	7.4
Operating cash cost before by-product revenues	786.7	157.0	720.3	149.6	2,904.4	153.9	2,797.5	149.2

Less by-products revenue	(306.5)	(61.2)	(293.0)	(60.9)	(1,267.7)	(67.2)	(1,080.4)	(57.6)

Operating cash cost, net of by-products revenue	480.2	95.8	427.3	88.7	1,636.7	86.7	1,717.1	91.6

Total pounds of copper produced, in millions		501.1		481.5		1,886.8		1,874.5